Exhibit 15.1

August 8, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated August 8, 2017 on our review of interim financial information of Varian Medical Systems, Inc. for the three and nine month periods ended June 30, 2017 and July 1, 2016 and included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2017 is incorporated by reference in its Registration Statements on Form S‑8 (No.333-188693, No.333-168444, No. 333-168443, No. 333-146176, No. 333-130001, No. 333-152903, No. 333-123778, No. 333-75531, No. 333-57006, No. 333-57008, No. 333-57010, and No. 333-161307).

Very truly yours,

/S/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP, 488 Almaden Boulevard, Suite 1800, San Jose, CA 95110
T: (408) 817 3700, F: (408) 817 5050, www.pwc.com/us